FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES

ANNOUNCES AGREEMENT TO SELL GREAT AMERICAN LIFE ASSURANCE COMPANY OF PUERTO RICO

CINCINNATI, OHIO - December 19, 2005 - Great American Financial Resources, Inc. ("GAFRI" or "the Company") announced today that it has reached an agreement to sell its subsidiary, Great American Life Assurance Company of Puerto Rico ("GA-PR") to Triple-S Management Corporation, also of Puerto Rico. The closing is expected to occur in the first quarter of 2006, and is subject to customary conditions, including required regulatory approvals. The Company does not expect to record a material after-tax gain or loss on the sale.

S. Craig Lindner, GAFRI's CEO and President, commented "Our investment in GA-PR has been very profitable and represents another example of our ability to create shareholder value through successful acquisitions. Since its acquisition in 1997 for approximately $50 million, we have recorded more than $81 million in GAAP earnings from GA-PR. We expect this transaction to be dilutive to annual operating earnings by about $0.15 to $0.20 per share until the proceeds are reinvested in an acquisition or otherwise deployed at appropriate returns. However, we believe the sale provides us with significant capital to invest in our core U. S. operations and allows us to focus on our expertise in the annuity, supplemental and life lines of business. Each of these core lines of business is projected to produce operating earnings growth in 2006. Following the sale of GA-PR, we expect to have approximately $200 million of excess capital available for acquisitions, organic growth, or other transactions designed to increase shareholder value. The financial strength and liquidity of GAFRI have never been higher. GAFRI is currently pursuing several opportunities to grow its core lines of business organically and through acquisitions."

Other Fourth Quarter Items

As previously announced, in October 2005 GAFRI completed the sale of the Driskill Hotel in Austin, Texas and expects to record a net after-tax gain of approximately $11 million. Also as previously announced, the Company is reviewing the effect that the current interest rate environment may have on its actuarial assumptions related to its fixed annuity lines of business. GAFRI currently expects the review will result in an after-tax charge of $8 - $10 million related to a write-off of certain deferred acquisition costs (DAC) associated with its fixed annuity operations. Furthermore, GAFRI has experienced an unexpected increase in mortality in its discontinued life operations, which may also impact DAC balances and result in an after-tax charge of $8 - $10 million.

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Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, and Loyal American Life Insurance Company. Through these companies, GAFRI markets fixed and variable annuities and a variety of supplemental, long-term care and life insurance.